EXHIBIT 99.1

Contact:

Michael G. McAuley

Senior Vice President, Chief Financial Officer and Treasurer

(412) 429-2472

mmcauley@ampcopgh.com

FOR IMMEDIATE RELEASE

CARNEGIE, PA

March 20, 2023

Ampco-Pittsburgh Corporation (NYSE: AP) Announces Fourth Quarter and Full Year 2022 Results

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Full-year EPS of $0.18 per diluted share
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Q4 2022 sales up 11% over Q4 2021; full year 2022 sales up 13% over full year 2021
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Non-cash asbestos-related benefit of $2.2 million pre-tax
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Backlog at 12/31/22 up 26% vs prior year and up 11% vs prior quarter

Carnegie, PA, March 20, 2023 – Ampco-Pittsburgh Corporation (NYSE: AP)reported net sales of $93.5 million and $390.2 million for the three and twelve months ended December 31, 2022, compared to $84.5 million and $344.9 million for the three and twelve months ended December 31, 2021, respectively. The increase for both the three and twelve months ended December 31, 2022, over the prior year periods is principally due to improved pricing, including higher variable-index surcharges, and increased demand for mill rolls, as well as higher shipment volumes of custom air handlers and heat exchange coils.

CEO Brett McBrayer commented, “Our pricing actions in the Forged and Cast Engineered products segment during the year largely kept pace with the inflationary pressures experienced, though with a lagged effect. We announced new price increases in February 2023 for all new roll orders, with material and energy surcharges remaining in effect. Backlog in the Forged and Cast Engineered Products segment rebounded in Q4 from Q3. We have installed our first new lathe and the remainder of our strategic capital equipment is scheduled for delivery and installation over the next few quarters of this year. In addition, our growth agenda in Air & Liquid Processing is proceeding with another record quarter in its backlog, which grew 69% versus prior year.”

The Corporation reported income from operations for the three and twelve months ended December 31, 2022, of $0.9 million and $2.8 million, respectively, compared to loss from operations for the three and twelve months ended December 31, 2021, of $(7.7) million and $(4.8) million, respectively. The three- and twelve-month periods ended December 31, 2022, include an asbestos-related benefit of $2.2 million resulting from a reduction in the estimated long-term defense cost portion of the Corporation’s asbestos liability (the “Asbestos Credit”). By comparison, the three- and twelve-month periods ended December 31, 2021, include a $6.7 million asbestos-related charge resulting from the revaluation of the asbestos liabilities and the related insurance receivables (the “Asbestos Charge”). Both the Asbestos Credit and the Asbestos Charge are recorded in the Air and Liquid Processing segment’s operating results. Excluding the Asbestos Credit and the Asbestos Charge, the improved profitability of the Air and Liquid Processing segment was approximately offset by the higher costs of raw material, energy and other operating costs, net of improved pricing, in the Forged and Cast Engineered Products segment.

Interest expense for the three and twelve months ended December 31, 2022, increased due to a rise in total debt and interest rates for the current year periods when compared to the same periods of the prior year. “Other – net” declined for the three months ended December 31, 2022, when compared to the prior year period, primarily due to larger foreign exchange losses; however, “Other – net” improved year over year primarily due to favorable foreign exchange fluctuations, partly offset by unrealized losses on Rabbi trust investments in the current year versus a gain for full year 2021.

Net (loss) income for the three and twelve months ended December 31, 2022, was $(0.5) million, or $(0.02) per diluted share, and $3.4 million, or $0.18 per diluted share, respectively. This compares to net loss for the three and twelve months ended December 31, 2021, of $(7.4) million, or $(0.39) per diluted share, and $(3.9) million, or $(0.20) per diluted share, respectively.

Change in method of accounting for inventory valuation

Effective December 31, 2022, the Corporation changed its method of accounting for the cost of its domestic inventories from the LIFO method to the FIFO method. At December 31, 2021, approximately 35% of the Corporation's inventories were accounted for using the LIFO method and, at December 31, 2022, approximately 42% of the Corporation's inventories would have been accounted for using the LIFO method had the Corporation not changed. The Corporation believes the change to the FIFO method of inventory valuation is preferable as it provides a better matching of costs with the physical flow of goods, standardizes the Corporation’s inventory valuation methodology among the locations, and improves comparability with industry peers. A change from the LIFO method to the FIFO method is considered a change in accounting principle requiring all prior periods to be restated as if the Corporation had used the FIFO method to value its domestic inventories for those periods and with a cumulative adjustment recorded to retained deficit, net of tax, of the earliest year presented (i.e., January 1, 2021). The cumulative impact reduced the Corporation's consolidated retained deficit on January 1, 2021, net of tax, by $11.5 million. The change reduced net loss for the three and twelve months ended December 31, 2021, by $4.9 million and $8.8 million, respectively.

Segment Results

Forged and Cast Engineered Products

Sales for the three months ended December 31, 2022, increased 8% compared to the prior year period primarily due to higher pricing and variable-index surcharges passed through to customers as a result of higher raw material, energy and transportation costs, offset in part by an unfavorable currency translation effect. Sales for the twelve months ended December 31, 2022, improved 15% compared to the prior year period due to including improved pricing and higher product surcharges, a higher volume of mill roll shipments and improved mix, offset in part by unfavorable currency translation.

Operating results for the segment declined for the three and twelve months ended December 31, 2022, primarily due to higher costs of production not being fully offset by the effects of price increases, higher product surcharges, higher sales volumes and, for the twelve-month period, improved mix.

Air and Liquid Processing

Sales for the three and twelve months ended December 31, 2022, improved when compared to the prior year periods by 20% and 7%, respectively, due to higher shipments of air handling units and heat exchange coils resulting from actions to strengthen the segment sales distribution network and capture incremental demand, which more than offset declines in sales of centrifugal pumps from project delays associated with the ongoing supply chain issues at U.S. Navy shipbuilders.

Operating results improved for the three and twelve months ended December 31, 2022, primarily due to the Asbestos Credit in the current year periods and the Asbestos Charge in the prior year periods. In addition, segment operating results improved due to the higher volume of shipments, changes in product mix and savings generated from process improvements offset, in part, by higher operating costs.

Teleconference Access

Ampco-Pittsburgh Corporation will hold a conference call on Tuesday, March 21, 2023, at 10:30 a.m. Eastern Time (ET) to discuss its financial results for the fourth quarter and fiscal year ended December 31, 2022. The Corporation encourages participants to pre-register at any time, including up to and after the call start time via this link: https://dpregister.com/sreg/10176178/f60a50e408. Those without internet access or unable to pre-register should dial in at least five minutes before the start time using:

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Participant Dial-in (Toll Free): 1-844-308-3408
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Participant International Dial-in: 1-412-317-5408

For those unable to listen to the live broadcast, a replay will be available one hour after the event concludes on the Corporation’s website under the Investors menu at www.ampcopgh.com.

About Ampco-Pittsburgh Corporation

Ampco-Pittsburgh Corporationmanufactures and sells highly engineered, high-performance specialty metal products and customized equipment utilized by industry throughout the world. Through its operating subsidiary, Union Electric Steel Corporation, it is a leading producer of forged and cast rolls for the global steel and aluminum industries. It also manufactures open-die forged products that are sold principally to customers in the steel distribution market, oil and gas industry, and the aluminum and plastic extrusion industries. The Corporation is also a producer of air and liquid processing equipment, primarily custom-engineered finned tube heat exchange coils, large custom air handling systems and centrifugal pumps. It operates manufacturing facilities in the United States, England, Sweden, and Slovenia and participates in three operating joint ventures located in China. It has sales offices in North America, Asia, Europe, and the Middle East. Corporate headquarters is located in Carnegie, Pennsylvania.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 (the “Act”) provides a safe harbor for forward-looking statements made by us or on behalf of the Corporation. This press release may include, but is not limited to, statements about operating performance, trends and events that the Corporation expects or anticipates will occur in the future, statements about sales and production levels, restructurings, the impact from global pandemics, profitability and anticipated expenses, inflation, the global supply chain, future proceeds from the exercise of outstanding warrants, and cash outflows. All statements in this document other than statements of historical fact are statements that are, or could be, deemed “forward-looking statements” within the meaning of the Act and words such as “may,” “will,” “intend,” “believe,” “expect,” “anticipate,” “estimate,” “project,” “forecast” and other terms of similar meaning that indicate future events and trends are also generally intended to identify forward-looking statements. Forward-looking statements speak only as of the date on which such statements are made, are not guarantees of future performance or expectations, and involve risks and uncertainties. For the Corporation, these risks and uncertainties include, but are not limited to: economic downturns, cyclical demand for our products and insufficient demand for our products; excess global capacity in the steel industry; fluctuations in the value of the U.S. dollar relative to other currencies; increases in commodity prices or insufficient hedging against increases in commodity prices, reductions in electricity and natural gas supply or shortages of key production materials for us or our customers; limitations in availability of capital to fund our strategic plan; inability to maintain adequate liquidity in order to meet our operating cash flow requirements, repay maturing debt and meet other financial obligations; inability to obtain necessary capital or financing on satisfactory terms in order to acquire capital expenditures that may be necessary to support our growth strategy;inoperability of certain equipment on which we rely and/or our inability to execute our capital expenditure plan; liability of our subsidiaries for claims alleging personal injury from exposure to asbestos-containing components historically used in certain products of our subsidiaries; changes in the existing regulatory environment; inability to successfully restructure our operations and/or invest in operations that will yield the best long term value to our shareholders; consequences of global pandemics and international conflicts; work stoppage or another industrial action on the part of any of our unions; inability to satisfy the continued listing requirements of the New York Stock Exchange or the NYSE American Exchange; potential attacks on information technology infrastructure and other cyber-based business disruptions; failure to maintain an effective system of internal control; and those discussed more fully elsewhere in this report, particularly in Item 1A, Risk Factors, in Part I of the Corporation’s latest Annual Report on Form 10-K. The Corporation cannot guarantee any future results, levels of activity, performance or achievements. In addition, there may be events in the future that we are not able to predict accurately or control which may cause actual results to differ materially from expectations expressed or implied by forward-looking statements. Except as required by applicable law, we assume no obligation, and disclaim any obligation, to update forward-looking statements whether as a result of new information, events or otherwise.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

	2022	2021	2022	2021

Net sales	$93,534	$84,507	$390,189	$344,920

Costs of products sold (excl. depreciation and amortization)	78,296	69,732	327,996	278,805
Selling and administrative	11,586	11,460	43,527	45,998
Depreciation and amortization	4,275	4,362	17,408	17,877
Charge for asbestos-related costs	(2,226)	6,661	(2,226)	6,661
Loss on disposal of assets	659	27	706	361
Total operating expenses	92,590	92,242	387,411	349,702

Income (loss) from operations	944	(7,735)	2,778	(4,782)

Other income (expense):
Investment-related income	6	5	519	1,084
Interest expense	(1,750)	(927)	(5,434)	(3,599)
Other — net	674	1,608	7,693	6,302
Total other (expense) income — net	(1,070)	686	2,778	3,787

(Loss) income before income taxes	(126)	(7,049)	5,556	(995)
Income tax (provision) benefit	(144)	(261)	(1,576)	(2,305)

Net (loss) income	(270)	(7,310)	3,980	(3,300)

Less: Net income attributable to noncontrolling interest	193	130	564	561
Net (loss) income attributable to Ampco-Pittsburgh	$(463)	$(7,440)	$3,416	$(3,861)

Net (loss) income per share attributable to Ampco-Pittsburgh common shareholders:
Basic	$(0.02)	$(0.39)	$0.18	$(0.20)
Diluted	$(0.02)	$(0.39)	$0.18	$(0.20)

Weighted-average number of common shares outstanding:
Basic	19,404	19,095	19,319	18,953
Diluted	19,404	19,095	19,444	18,953

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

	2022	2021	2022	2021

Net sales:
Forged and Cast Engineered Products	$69,636	$64,646	$299,484	$260,204
Air and Liquid Processing	$23,898	19,861	$90,705	$84,716
Consolidated	$93,534	$84,507	$390,189	$344,920

Income (loss) from operations:
Forged and Cast Engineered Products	$(1,648)	$748	$444	$5,073
Air and Liquid Processing	5,509	(4,965)	$13,686	$2,601
Corporate costs	(2,917)	(3,518)	$(11,352)	$(12,456)
Consolidated	$944	$(7,735)	$2,778	$(4,782)